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                                                                     EXHIBIT 4.7


                             STOCK OPTION AGREEMENT

         This STOCK OPTION AGREEMENT (the "Agreement") is made effective as of February 16, 1999, by and between 7th Level, Inc., a Delaware corporation (the "Company"), and Stephen P. Gott ("Officer").

         Whereas Officer is a valuable and trusted employee of the Company, and the Company considers it desirable and in its best interest that Officer be given an inducement to acquire a further proprietary interest in the Company and an added incentive to advance the interests of the Company by possessing an option to purchase shares of the Company's common stock, $.01 par value per share (the "Common Stock").

         NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and Officer hereby agree as follows:

         1.       GRANT OF STOCK OPTION.

                  (a) The Company hereby grants to Officer the right, privilege and option (the "Option") to purchase 1,000,000 shares of Common Stock (the "Option Shares") at the purchase price of $3.25 per one share of Common Stock (the "Option Price"), in the manner and subject to the conditions hereinafter provided. The Option is not intended to satisfy the requirement for an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended, and this Agreement shall be construed and interpreted in accordance with such intention.

                  (b) The Company agrees that at all times there shall be reserved for issuance upon exercise of the Option the maximum number of shares of Common Stock as shall be required for issuance upon exercise of the Option (or the remaining unexercised portion thereof) without regard to whether, or the extent to which, the Option is then exercisable and that the par value of those shares of Common Stock will at all times be less than the Option Price.

         2. TIME OF EXERCISE OF OPTION. Subject to the limitations contained herein, the aforesaid Option may be exercised at any time, and from time to time, in whole or in part, until the termination thereof as provided in Section 4 below.

         3. METHOD OF EXERCISE. The Option shall be exercised by written notice in form and substance identical to Exhibit I attached hereto directed to the Chief Executive Officer of the Company, at the Company's principal place of business, specifying the number of shares of Common Stock purchased and accompanied by payment of the Option Price therefor.

         (a) The Option Shares shall be divided into three (3) equal installments. The first such installment shall vest, and the Option shall be exercisable with respect to the Option Shares included therein, on the date one year after the grant of the Option, and each succeeding installment shall vest, and the Option shall be exercisable with respect to the Option Shares included therein, annually thereafter on the anniversary of the grant of the Option; provided that the Option shall not become exercisable with respect to any Option Shares after the Officer's employment with the Company is terminated for any reason other than death or permanent and total disability.

         (b) The Company shall make immediate delivery of such shares, provided that if any law or regulation requires the Company to take any action with respect to the shares specified in such notices before the issuance thereof, then the date of delivery of such shares shall be extended for the period necessary to take such action.

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         (c) The Option may be exercised within the above limitations and subject to the limitations contained within this section, as to any part of all of the shares covered thereby.

         4. TERMINATION OF OPTION. Except as herein otherwise stated, the Option to the extent not heretofore exercised shall terminate upon the first to occur of the following dates:

         (a) The expiration of three (3) months after the date on which Officer's employment by the Company is terminated for any reason other than death or permanent and total disability;

         (b) The expiration of twelve (12) months after the date on which Officer's employment by the Company is terminated by reason of Officer's permanent and total disability;

         (c) In the event of Officer's death while in the employ of the Company, his executors or administrators may exercise, within sixty (60) days following the date of death, the Option as to any of the Option Shares not theretofore exercised during the lifetime of Officer; or

         (d) The expiration of ten (10) years following the grant of the Option, commencing the effective date set forth above.

         5. RECLASSIFICATION, CONSOLIDATION OR MERGER. If all or any portion of the Option shall be exercised subsequent to any share dividend, split-up, recapitalization, merger, consolidation, combination or exchange of shares, separation, reorganization or liquidation occurring after the date hereof, as a result of which shares of any class of the capital stock of the Company shall be issued in respect of the then issued and outstanding Common Stock, or Common Stock shall be changed into the same or a different number of shares of the same or another class or classes of the capital stock of the Company, the person or persons so exercising the Option shall receive, for the aggregate price paid upon such exercise, the aggregate number and class of shares of the capital stock of the Company which, if Common Stock (as authorized at the date hereof) had been purchased immediately prior to such event at the price per share set forth in Section 1 hereof, such person or persons would be holding at the time of such exercise; provided, however, that no fractional share shall be issued upon any such exercise, and the aggregate price paid shall be appropriately reduced on account of any fractional share not issued. No adjustment shall be made in the minimum number of shares which may be purchased at any one time, as fixed by subsection 3(c) hereof.

         6.       ACCELERATED VESTING.


                  (a) In the event of a Change of Control, Officer shall become immediately and fully vested in the Option. For purposes of this Agreement, a "Change of Control" shall mean that (i) any "person" (as such term is defined within the meaning of Rule 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act")), other than any person who as of the date hereof beneficially owns (as defined in Rule 13(d)(3) of the 1934 Act) directly or indirectly 5% or more of the Company's outstanding Common Stock or as of the date hereof is on, or has designated a member of, the Board of Directors of the Company, becomes a beneficial owner directly or indirectly of securities of the Company representing in excess of fifty percent (50%) of the Company's then outstanding securities having the right to vote for the election of directors,
(ii) the Company shall have consummated the sale of all or substantially all of the assets of the Company, or (iii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election

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by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended.

                  (b) If Officer's employment is terminated by the Company without Cause (as defined in the Employment Agreement, dated as of the date hereof, between the Company and Officer (the "Employment Agreement")) or if Executive terminates his employment with the Company for Good Reason (as defined in the Employment Agreement), all Options shall fully and immediately vest.

                  (c) If Executive terminates his employment with the Company other than for Good Reason or if Executive's employment is terminated by the Company for Cause (i) prior to the first anniversary of the Grant Date (as defined in the Employment Agreement), then 333,000 Options shall vest on such date of termination; (ii) after the first anniversary but prior to the second anniversary of the Grant Date, then 333,000 Options shall vest on such date of termination (in addition to the 333,000 Options which vested on the first anniversary of the Grant Date); (iii) after the second anniversary but prior to the third anniversary of the Grant Date, 334,000 Options shall vest on such date of termination (in addition to the 333,000 Options which vested on each of the first and second anniversary of the Grant Date).

         7. LEGEND. All certificates representing any Option Shares shall have endorsed thereon the following legend (in addition to any other legend required under any other agreement):

                  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR PURSUANT TO THE SECURITIES OR "BLUE SKY" LAWS OF ANY STATE. SUCH SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE ASSIGNED, EXCEPT PURSUANT TO (i) A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES WHICH IS EFFECTIVE UNDER SUCH ACT, (ii) RULE 144 OR RULE 144A UNDER SUCH ACT, OR (iii) ANY OTHER EXEMPTION FROM REGISTRATION UNDER SUCH ACT, PROVIDED THAT, IF REQUESTED BY THE COMPANY, AN OPINION OF COUNSEL REASONABLY SATISFACTORY IN FORM AND SUBSTANCE IS FURNISHED TO THE COMPANY THAT AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT IS AVAILABLE."

         8. WITHHOLDING OF TAX. To the extent that the exercise of the Option or the disposition of shares of Common Stock acquired by exercise of the Option results in compensation income to Officer for federal or state income tax purposes, Officer shall deliver to the Company at the time of such exercise or disposition such amount of money or shares of Common Stock as the Company may require to meet its obligation under applicable tax laws or regulations, and, if Officer fails to do so, the Company is authorized to withhold from any cash or common stock remuneration then or thereafter payable to Officer and tax required to be withheld by reason of such resulting compensation income. Upon an exercise of the Option, the Company is further authorized in its discretion to satisfy any such withholding requirement out of any cash or shares of Common Stock distributable to Officer upon such exercise.

         9. RIGHTS PRIOR TO EXERCISE OF OPTION. The Option is not transferable by Officer, except in the event of his death as provided in Subsection 4(c) above, and during his lifetime is exercisable only by him. Officer shall have no rights as a shareholder with respect to the Option Shares until payment of the Option Price and delivery to him of such shares as herein provided.

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         10. MODIFICATION AND WAIVER. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations and understandings of the parties. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by the party to be charged therewith. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

         11. MAILING NOTICES, ETC. All notices and other communications from the Company to Officer shall be mailed by first-class certified or registered mail, postage prepaid, sent by reputable overnight delivery or by facsimile to the address furnished to the Company in writing by Officer. All notices and other communications from Officer or in connection herewith to the Company shall be mailed by first-class certified or registered mail, postage prepaid, sent by reputable overnight delivery or by facsimile (914-682-4440) to the Company at its offices at 925 Westchester Avenue, White Plains, New York 10604, to the attention of Chief Financial Officer, or such other address, or to the attention of such other officer, as the Company shall so notify Officer.

         12. APPLICABLE LAW AND VENUE. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the principles of conflict of law.

         13. JURISDICTION. The parties agree that the courts of the State of New York, and any courts whose jurisdiction is derivative on the jurisdiction of the courts of the State of New York, shall have exclusive personal jurisdiction over all parties to this Agreement.

         14. HEADINGS. The subject headings of the sections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

         15. COUNTERPARTS. This Agreement may be executed simultaneously in one or more identical counterparts, each of which for all purposes shall be deemed an original, and all of which shall constitute, collectively, one instrument; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one executed counterpart.

             [The remainder of this page intentionally left blank.]

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         IN WITNESS WHEREOF, the parties to this Agreement have duly executed it on the dates indicated below, to be effective, however, as of the date first hereinabove written.

                                          7TH LEVEL, INC.


Date:            , 1999                   By:
                                             ------------------------------
                                          Name:
                                          Title:


Date:            , 1999                   OFFICER


                                          ---------------------------------
                                          Stephen P. Gott


                                          Address

                                          --------------------------------
                                          Social Security #

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                                    EXHIBIT I

                               NOTICE OF EXERCISE
                 (to be signed only upon exercise of the Option)


To:      7th Level, Inc.

         The undersigned, the holder of the within Option, hereby irrevocably elects to exercise the purchase right represented by such Option for, and to
purchase thereunder,      shares of Common Stock of 7th Level, Inc. (the
"Company") on                , and herewith makes payment therefor in full at
the price per share provided for in such Option at the Company's principal executive offices.

Dated:


                                    ------------------------------------------
                                    (Signature must conform in all respects to name of holder as specified on the face of the Option)




                                    ------------------------------------------
                                    Address